UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 31, 2015

EQUITY COMMONWEALTH

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

Two North Riverside Plaza, Suite 600, Chicago, IL	60606
(Address of Principal Executive Offices)	(Zip Code)

(312) 646-2800

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On July 31, 2015, Equity Commonwealth (the “Company”) entered into a Settlement and Release Agreement (the “Settlement Agreement”) with Jason Katz, Central Laborers’ Pension Fund and certain other named plaintiffs to resolve two previously disclosed actions by the plaintiffs individually, on behalf of all others similarly situated and derivatively on behalf of the Company against the Company, as the nominal defendant, and certain of the Company’s former officers and trustees.

As previously disclosed, in the first of the two proceedings, Katz v. CommonWealth REIT, Case No. 24-C-13-001299 (the “Katz Action”), the plaintiffs asserted claims against the defendants for breach of fiduciary duty. In the second of the two proceedings, Central Laborers Pension Fund v. Portnoy, Case No. 24-C-13-001966 (the “Central Laborers Action”), the plaintiffs asserted claims against the defendants for breach of fiduciary duty, unjust enrichment and waste of corporate assets. The court consolidated the Katz Action and the Central Laborers Action (the “Consolidated Maryland Action”) and granted a motion to compel arbitration of the claims asserted in the Consolidated Maryland Action (the “Consolidated Arbitration”). The parties to the Consolidated Maryland Action and the Consolidated Arbitration have now agreed to settle the claims.

The Settlement Agreement provides that the plaintiffs will dismiss with prejudice all of the claims in the Consolidated Maryland Action and the Consolidated Arbitration with respect to the named plaintiffs only. The Company has agreed to pay an aggregate amount of $200,000 to the plaintiffs’ counsel in the consolidated actions for a portion of the costs and expenses incurred in connection with those two actions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQUITY COMMONWEALTH
	By:	/s/ Orrin S. Shifrin
	Name:	Orrin S. Shifrin
	Title:	Executive Vice President, General Counsel and Secretary

Date: August 3, 2015